United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2006 (October 17, 2006)

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28926	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (703) 984-8400

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 23, 2006, ePlus inc. ("the Company" or "ePlus") issued a press release announcing that it received a letter from the Nasdaq Listings Qualifications Hearings department informing ePlus that the Nasdaq Listing Qualifications Panel (the "Panel") has determined to continue the listing of ePlus’ common stock on the Nasdaq Global Market subject to the condition that the Company files its Form 10-K for the fiscal year ended March 31, 2006, its Form 10-Q for the quarter ended June 30, 2006, and all required restatements, on or before January 15, 2007. The Company must continue to meet all other listing requirements, and the Panel may reconsider the terms of the extension based on any event, condition, or circumstance that would, in the opinion of the Panel, make continued listing of the common stock inadvisable or unwarranted.

The Company has previously disclosed that it was unable to complete and file its Form 10-K for the fiscal year ended March 31, 2006 and Form 10-Q for the quarter ended June 30, 2006 as a result of the Audit Committee’s ongoing investigation of stock option grants by the Company since its initial public offering in 1996. The Company also disclosed that on July 18, 2006 and August 17, 2006, it received Nasdaq Staff Determination notices from the Nasdaq Listing Qualifications Department that the Company’s shares of common stock would be delisted because the Company was not in compliance with the continued listing requirements of Marketplace Rule 4310(c)(14) due to its failure to file its Form 10-K and Form 10-Q. The Company requested a hearing before the Panel to review the Staff Determination, which was held on September 7, 2006. At that hearing, the Company requested an extension of time to file its Form 10-K and Form 10-Q.

A copy of the Company’s press release issued on October 23, 2006, relating to the foregoing, is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)Not applicable.

(b) Not applicable.

(c) Exhibits

99.1 Press Release dated October 23, 2006 issued by ePlus inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Steven J. Mencarini
Steven J. Mencarini
Date: October 23, 2006	Chief Financial Officer

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